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                                                                    Exhibit 23.1



Consent of Ernst & Young LLP, Independent Auditors
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We consent to the incorporation by reference in this Registration Statement
(Form S-8) and the related prospectus pertaining to the 1996 Stock Option Plan of Seagate Software, Inc. of our report dated September 17, 1997, except for the first paragraph of the Legal Proceedings Note as to which the date is November 10, 1997, with respect to the consolidated financial statements of Seagate Software, Inc. included in its Registration Statement on Form 10 (Amendment No. 1) for the year ended June 27, 1997, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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San Jose, California
December 19, 1997